EXHIBIT 99.2

                             SPECTRUM NATURALS, INC.
          PROXY SOLICITED BY THE BOARD OF DIRECTORS [RULE 14a-4(a)(1)]
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                              TO BE HELD ON [DATE]


     The undersigned hereby appoints Jethren Phillips and Neil Blomquist, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Spectrum Naturals, Inc. which the undersigned may be entitled to vote at the Special Meeting of Shareholders of Spectrum Naturals, Inc. to be held at the Spectrum corporate offices at 133 Copeland Street, Petaluma, California 94952 on [DAY OF WEEK], [DATE] at [TIME OF DAY] (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

     UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSAL 1, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 1.

PROPOSAL    1:    To  approve   the   Agreement   and  Plan  of  Merger  and
                  Reorganization,  dated  as of May  14,  1999,  by and  between
                  Spectrum  and  Organic  Food  Products,   Inc.   ("OFPI"),   a
                  California corporation, providing for the merger of Spectrum with and into OFPI, with OFPI as the surviving corporation. As a result of the merger, each outstanding share of the common stock, without par value per share, of Spectrum would be converted into the right to receive 4,669.53 shares of the common stock, without par value, of OFPI.

         |_|    FOR                |_|   AGAINST               |_|     ABSTAIN





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DATED
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                                                   SIGNATURE(S)



                                   Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.



Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.